Exhibit 99.1

Contact:

Leonard Goldstein

Seitel, Inc.

10811 S. Westview Circle Drive

Suite 100, Building C

Houston, Texas 77043

832-295-8300

Scott Tagliarino

Rubenstein Associates

212-843-8057

SEITEL ANNOUNCES FIRST QUARTER 2004 RESULTS

Seismic Data Provider Increases Revenues

HOUSTON, May 10, 2004 - Seitel, Inc. (OTCBB: SEIEQ; TSE: OSL) today reported unaudited results for the first quarter ended March 31, 2004.

Revenues for the first quarter increased 36 percent to $41,264,000, compared with $30,324,000 for the quarter ended March 31, 2003, while income from operations increased 168 percent to $8,568,000 for the quarter, compared to $3,202,000 for the same period in 2003.

Reorganization expenses totaled $3,566,000 in the first quarter of 2004.

Income from continuing operations and before income taxes was $54,000, compared to a loss before taxes of $1,876,000 in the first quarter of 2003. The total net loss for the three months ended March 31, 2004 declined substantially to $617,000, or $.02 per share, compared to a net loss of $2,148,000, or $.08 per share, in the same period in 2003.

"We had a good first quarter and our results reflect the success of ongoing efforts to streamline our business, focus on customer service and retention, and expand sales and marketing," said Randall D. Stilley, CEO and President of Seitel.

Revenue for the first quarter of 2004 and 2003 consisted of the following (in thousands):

	Three Months Ended
	March 31,

	2004	2003

Acquisition revenue:
Cash underwriting	$17,361	$8,491
Underwriting from non-monetary
exchanges	1,812	-
Licensing revenue:
Cash licensing sales	18,229	18,295
Non-monetary exchanges	3,080	3,109
Deferral of revenue [1]	(14,355)	(12,372)
Selections of data [1]	13,961	11,631
Solutions and other	1,176	1,170

Total	$41,264	$30,324

1

Our revenue recognition policies provide that certain agreements result in revenue being deferred until such time as our customer selects the specific data for license. The "deferrals of revenue" show the value within new licensing contracts (both cash and non-monetary exchanges) that is being deferred this quarter. In contrast, the "selections of data" show the value of data licenses in which data was specifically identified for licensing this quarter and which had previously been deferred. As of March 31, 2004, the balance of this revenue backlog was $58,635,000.

"The increase in total revenue was primarily due to a 126% increase in acquisition revenue as compared to the first quarter of 2003," Stilley said. "This is consistent with our focus on increasing the size of our seismic database, and demonstrates the willingness of our customers to work with the company in acquiring new data."

Cash licensing sales in the first quarter of 2004 were generally in line with the company's results in the most recently completed three quarters and consistent with the first quarter of 2003. Deferrals and selections in the first quarter of 2004 increased slightly compared to the same period a year ago, and were consistent with overall levels of activity during the quarter.

Fred S. Zeidman, Chairman of Seitel, stated, "We've made significant progress in the turnaround at Seitel; now that our reorganization plan has been confirmed by the bankruptcy court, we're continuing to work hard to emerge from bankruptcy as soon as possible."

TABLES TO FOLLOW:

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,

	2004	2003

REVENUE	$41,264	$30,324

EXPENSES
Depreciation and amortization	24,083	18,075
Cost of sales	74	154
Selling, general and administrative	8,539	8,893

	32,696	27,122

INCOME FROM OPERATIONS	8,568	3,202

Interest expense and other, net	(4,948)	(5,078)
Reorganization items	(3,566)	-

Income (loss) from continuing operations before income taxes	54	(1,876)
Provision for income taxes	706	35

Loss from continuing operations	(652)	(1,911)
Income (loss) from discontinued operations, net of tax	35	(237)

NET LOSS	$(617)	$(2,148)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(.02)	$(.07)
Income (loss) from discontinued operations	-	(.01)

Net loss	$(.02)	$(.08)

Weighted average number of common and common
equivalent shares - basic and diluted	25,376	25,376

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	March 31,	December 31,
	2004	2003

ASSETS
Cash and equivalents	$48,588	$44,362
Restricted cash	161	202
Receivables
Trade (net)	36,399	37,461
Notes and other	11,308	12,047
Net seismic data library	253,874	247,541
Net property and equipment	14,091	15,431
Oil and gas operations held for sale	544	1,552
Investment in marketable securities	32	99
Prepaid expenses, deferred charges and other	9,125	8,394

TOTAL ASSETS	$374,122	$367,089

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$20,679	$17,414
Oil and gas operations held for sale	13	17
Term loans	5,417	5,417
Obligations under capital leases	6,267	6,571
Deferred income taxes	2,509	1,953
Deferred revenue	58,635	58,876
Liabilities subject to compromise	277,980	273,119

TOTAL LIABILITIES	371,500	363,367

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share; authorized
5,000,000 shares; none issued	-	-
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued and outstanding
25,811,601 at March 31, 2004 and December 31, 2003	258	258
Additional paid-in capital	166,630	166,630
Retained deficit	(160,348)	(159,731)
Treasury stock, 435,918 shares at cost at
March 31, 2004 and December 31, 2003	(5,373)	(5,373)
Notes receivable from officers and employees
for stock purchases	(89)	(124)
Accumulated other comprehensive income	1,544	2,062

TOTAL STOCKHOLDERS' EQUITY	2,622	3,722

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$374,122	$367,089

ABOUT SEITEL
Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and which it offers for license to a wide range of oil and gas companies. Seitel has a diversified customer base, which includes marketing to more than 1,300 customers and license agreements with more than 1,000 customers. Seitel's library of 3D seismic data is one of the largest available for licensing in the U.S. and Canada. The company has ownership in approximately 32,000 square miles of 3D seismic data, primarily located in major North American oil and gas producing regions. Seitel's customers utilize this data, in part, to assist their identification of new geographical areas where subsurface conditions are favorable for oil and gas exploration, to determine the size, depth and geophysical structure of previously identified oil and gas fields and to optimize the development and production of oil and gas reserves.

Forward Looking Statements

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are the failure of the plan to otherwise become effective, as well as other factors detailed in the Disclosure Statement or in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.